EXHIBIT 21
                  SUBSIDIARIES OF ACACIA RESEARCH CORPORATION

The significant subsidiaries of Acacia Research Corporation are:

Advanced Material Sciences, Incorporated

CombiMatrix Corporation

Soundview Technologies, Incorporated

Advanced Data Exchange Corporation

Greenwich Information Technologies, LLC